Exhibit 2.2

IN THE CIRCUIT COURT OF THE ELEVENTH JUDICIAL CIRCUIT, IN AND FOR MIAMI-DADE COUNTY, FLORIDA

PELICAN COVE INVESTMENTS,	CASE NO.:
INC., a foreign corporation,

Plaintiff,
vs.

CYBEROAD.COM CORPORATION, a Florida corporation,

Defendant.

COMPLAINT FOR ALTERNATIVE REMEDIES TO JUDICIAL DISSOLUTION
PURSUANT TO FLORIDA STATUTE 607.1434 AND FOR APPOINTMENT
OF RECEIVER

PLEASE TAKE NOTICE that Plaintiff, PELICAN COVE INVESTMENTS, INC. ("PLAINTIFF") sues the Defendant, CYBEROAD.COM CORPORATION ("CRPI") stating as follows:

1.           This is an action for relief within the jurisdictional limits of this Court.

2.           PLAINTIFF is a foreign corporation and a shareholder of CRPI.

3.           CRPI is an involuntarily dissolved Florida corporation that was doing business in Miami-Dade County, Florida.

4.           This action is filed pursuant to Florida Statute § 607.

5.           That the business and operation of CRPI has been discontinued and/or abandoned by the then existing management of CRPI and the Corporation has been administratively dissolved by the State of Florida.

6.           PLAINTIFF believes that the CRPI can be reactivated and operated in such a manner so that the Corporation can be productive, successful, and so that it and the other shareholders of CRPI will not lose their investment in the Corporation.

7.           PLAINTIFF seeks the alternative remedy to dissolution and liquidation provided under Florida Statute § 607.1434 to determine as to whether the Corporation can be saved.

8.           Pursuant to Section § 607.1432 of the Florida Statutes, PLAINTIFF seeks an order of this Honorable Court, for the appointment of a Receiver, to be funded at the initial expense to PLAINTIFF, to work with PLAINTIFF to determine the viability of CRPI, its current status, and to determine if the Corporation can be successfully operated in some fashion in the future for the benefit of its shareholders.

WHEREFORE Plaintiff, Pelican Cove Investments, Inc. sues the Defendant, Cyberoad.com Corporation and seeks Alternative Remedies pursuant to Florida Statue 607 including, but not limited to, the appointment of a receiver in the above styled cause, and for such further relief as this Court may deem necessary and proper.

ARNSTEIN AND LEHR LLP
Counsel for Plaintiff
200 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, FL 33301
Telephone: (954) 713-7600
Facsimile: (954) 713-7700

Dated: December 20, 2006.	By:	/s/ Alan G. Kipnis
Alan G. Kipnis, Esquire
Florida Bar No.181788